EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES DIVIDEND OF $0.25 PER SHARE

Evansville, IN (August 15, 2011) -- Escalade, Inc. (NASDAQ: ESCA) announced that its Board of Directors authorized the payment of dividends of twenty-five cents ($0.25) per share payable September 2, 2011, to all shareholders of record on August 25, 2011.

Additionally, the Board of Directors declared its intention to consider paying dividends on a quarterly basis in the future. These future dividend payments will be determined and declared at the Board’s discretion.

“This dividend of $0.25 per share reflects the significant growth momentum experienced by the Company over the past year,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “For the twelve months ended July 9, 2011, the Company’s net income increased 38%, to $6.1 million on sales growth of 11%. We are confident that the strength of our cash flows supports our ability to make dividend payments and to continue our investment in product innovation and brand marketing, which will enhance long-term sales and earnings growth.”

In addition to the dividend declaration, the Company has approved a plan to discontinue use of its Oracle ERP system. A replacement system is expected to be in service by the end of fiscal year 2011. As a result of this decision, the Company will shorten the economic life of this asset which will result in an acceleration of depreciation expense of approximately $2.2 million ($1.4 million, net of tax) for each of the next two quarters. This additional depreciation expense in 2011 of approximately $4.4 million ($2.8 million, net of tax) is a non-cash adjustment, but will reduce 2011 EPS by approximately $0.22.

Escalade is a quality manufacturer and marketer of sporting goods and information security/print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449 or Robert J. Keller, President and CEO at 812/467-4449.

This press release contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.